Exhibit 4.1

CHEMUNG CANAL TRUST COMPANY

PROFIT SHARING, SAVINGS, AND INVESTMENT PLAN

     Chemung Canal Trust Company, a New York corporation (the “Employer”), hereby continues, amends and restates in its entirety the CHEMUNG CANAL TRUST COMPANY PROFIT SHARING, SAVINGS, AND INVESTMENT PLAN (the “Plan”) for the exclusive benefit of the Employees of the Employer and other Participating Employers who are eligible to become Participants. The principal purposes of this amendment and restatement are to add an ESOP feature to the Plan and to update the Plan for recent legislative changes.

     Pursuant to Part II of this document, by agreement with the Trustee, Chemung Canal Trust Company, the Employer has established a Trust to hold the assets of the Plan. This Plan is intended to be a qualified profit sharing plan under section 401(a) of the Internal Revenue Code of 1986, as amended, and to comply with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). A portion of the Plan is intended to be an employee stock ownership plan (an “ESOP”) as defined in Code section 4975(e). The Plan’s ESOP provisions permit, but do not require, the ESOP to borrow money to purchase ESOP Stock. The ESOP is designed to be invested in “employer securities” as this term is defined in Code section 409(l).

     The original effective date of the Plan is January 1, 1965. The effective date of this amended and restated Plan is January 1, 2002, except that any provision that specifies a separate effective date shall be effective as of the date specified. No provision of this restatement is intended to reduce the Plan benefits of any Participant that had accrued as of January 1, 2002.

TABLE OF CONTENTS

PART I: PLAN PROVISIONS

PART I: PLAN DOCUMENT

ARTICLE I
Definitions

     SECTION 1.1 “Affiliated Company” means (1) a member of an affiliated service group within the meaning of Code section 414(m) of which the Employer is a member; (2) a member of a controlled group of corporations of which the Employer is a member within the meaning of Code section 414(b); (3) an unincorporated business which is part of a group of trades or businesses (whether or not incorporated) under common control with the Employer as determined pursuant to Code section 414(c); or (4) any other entity required to be aggregated with the Employer under Code section 414. For purposes of this Section, a controlled group of corporations means a group defined under Code section 1563(a) determined without regard to Code sections 1563(a)(4) and 1563(e)(3)(C).

     SECTION 1.2 “Beneficiary” means the Participant’s surviving spouse or, in the event there is no surviving spouse or the surviving spouse elects in writing not to receive any death benefits under the Plan, the person or persons (including a trust) determined in accordance with the provisions of Section 5.7.

     SECTION 1.3 “Board” means the Board of Directors of Chemung Canal Trust Company or any entity, committee or individual to whom the Board has delegated its authority.

     SECTION 1.4 “Break in Service” means an Employee’s failure to complete 501 or more Hours of Service during either an Eligibility Computation Period or a Plan Year, whichever is applicable.

     SECTION 1.5 “Code” means the Internal Revenue Code of l986, as amended from time to time.

     SECTION 1.6 “Committee” means the Chemung Canal Trust Company Pension and Profit Sharing Plan Committee appointed by the Board pursuant to Article VII to administer the Plan.

     SECTION 1.7 “Compensation” means the total remuneration reportable on Form W-2 (but before salary reduction, if any, under this Plan or any other Code section 125, 132(f) or 401(k) employee benefit plan) that is paid to a Participant by a Participating Employer for personal services actually rendered, but excluding any Participating Employer contributions paid under this Plan or any other employee benefit or deferred compensation plan, overtime pay, bonuses, commissions, severance pay and other unusual payments determined by the Committee in a non-discriminatory manner and all annual remuneration in excess of $200,000 (or such other dollar amount as may be in effect under Code section 401(a)(17) for Plan Years after 2002, including any cost-of-living adjustments).

     SECTION 1.8 “Disability” means an illness or injury certified by a physician selected by or satisfactory to the Employer that is of a potentially permanent nature expected to last for a continuous period of not less than twelve (12) months which prevents a Participant from engaging in any occupation for wage or profit for which the Participant is reasonably fitted by training, education, or experience.

     SECTION 1.9 “Early Retirement Age” means the date a Participant attains age 55.

     SECTION 1.10 “Effective Date” means January 1, 1965. The effective date of this restatement is January 1, 2002, except that the ESOP provisions are effective as soon as administratively practicable after the Board has approved the Plan’s conversion to an ESOP and any other provision having a separately-stated effective date shall be effective on the date specified.

     SECTION 1.11 “Eligibility Computation Period” means the twelve-consecutive-month period beginning with an Employee’s Employment Date and thereafter the twelve-consecutive-month period the first day of the Plan Year that commences prior to the first anniversary of an Employee’s Employment Date and every subsequent twelve-consecutive-month period thereafter.

     SECTION 1.12 “Employee” means any employee of a Participating Employer except any of the following persons: persons who are treated by a Participating Employer as being independent contractors (regardless of their actual status), Leased Employees, seasonal employees, and persons who are classified by a Participating Employer as not being employees for purposes of the Plan (regardless of their actual status).

     SECTION 1.13 “Employee Tax-Deferred Contribution Account” means the account maintained for a Participant to record his own tax-deferred contributions, if any, under Sections 3.1 and 3.2 and adjustments related thereto.

     SECTION 1.14 “Employer” means Chemung Canal Trust Company, its predecessor or its successor.

     SECTION 1.15 “Employer Matching Contribution Account” means the account maintained for a Participant to record his share of a Participating Employer’s matching contributions, if any, under Section 3.3 and adjustments relating thereto.

     SECTION 1.16 “Employer Profit Sharing Contribution Account” means the account maintained for a Participant to record his share of a Participating Employer’s profit sharing contributions, if any, under Section 3.4 and adjustments relating thereto.

     SECTION 1.17 “Employment Date” means the date on which an Employee first performs an Hour of Service for a Participating Employer.

     SECTION 1.18 “Entry Date” means, with respect to an Employee’s eligibility to elect to make elective deferrals under Sections 3.1 and 3.2, the next following January 1, April 1, July 1, or October 1 after the Employee satisfies the eligibility requirements of Section 2.2. For all other Plan contributions, “Entry Date” means the next following January 1 or July 1 after an Employee satisfies the eligibility requirements of Section 2.2.

     SECTION 1.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

     SECTION 1.20 “ESOP Account” means that portion of a Participant’s interest in the Plan that is invested in ESOP Stock or in temporary short-term, fixed-income securities pending investment in ESOP Stock.

     SECTION 1.21 “ESOP Stock” means any class of common stock or preferred stock convertible into common stock of the Employer or an Affiliated Company that is held in the Chemung Canal Trust Company stock fund. If any employer securities are acquired with the proceeds of an Exempt Loan, unallocated ESOP Stock shall remain in a suspense account described in Section 6.6 until allocated to Participants’ ESOP Accounts pursuant to that Section.

     SECTION 1.22 “Exempt Loan” means any loan to the Plan or Trust not prohibited by section 4975(c) of the Code, including a loan which meets the requirements set forth in section 4975(d)(3) of the Code and the regulations promulgated thereunder, the proceeds of which are used to finance the acquisition of ESOP Stock or to refinance such a loan. An Exempt Loan shall be for a specific term, shall bear a reasonable rate of interest and shall not be payable on demand except in the event of default. An Exempt Loan may be secured by a pledge of the financed shares so acquired (or acquired with the proceeds of a prior Exempt Loan which is being refinanced). No other Trust Fund assets may be pledged as collateral for an Exempt Loan, and no lender shall have recourse against Trust Fund assets other than any financed shares remaining subject to pledge. If the lender is a party in interest (as defined under ERISA), the Exempt Loan must provide for a transfer of Trust Fund assets on default only upon and to the extent of the failure of the Trust to meet the payment schedule of the Exempt Loan. Any pledge of financed shares must provide for the release of the shares so pledged as payments on the Exempt Loan are made by the Trustee and such financed shares are allocated to Participants’ ESOP Accounts. Payments of principal on any Exempt Loan shall be made by the Trustee (as directed by the Committee) only from Participating Employer contributions paid in cash under the ESOP to enable the Trust to repay such Exempt Loan, from earnings attributable to such Participating Employer contributions and from any cash dividends received by the Trust on such financed shares or dividends on such other shares of ESOP Stock as is permitted under Code section 404(k).

     SECTION 1.23 “Former Participant” means a Participant on whose behalf no current contributions are being made due to termination of employment but who has a vested account balance under the Plan which has not been paid in full.

     SECTION 1.24 “Highly Compensated Employee” means an employee who is highly compensated as defined in Code section 414(q). As of the effective date of this restatement, a Highly Compensated Employee in a year is any Employee (1) who received compensation from a Participating Employer in excess of $85,000 in the preceding year (this dollar figure is adjusted automatically for inflation; in 2003, an employee will be a Highly Compensated Employee if his 2002 compensation is $90,000) or (2) who is a five-percent owner of a Participating Employer at any time during the year or the preceding year. A five-percent owner of a Participating Employer is any person who owns (or is considered as owning within the meaning of Code section 318) more than five percent of the outstanding stock of a Participating Employer or stock possessing more than five percent of the total combined voting power of all stock of a Participating Employer.

     SECTION 1.25 “Hour of Service” means each hour for which an Employee is paid, or entitled to payment, during an applicable computation period in accordance with the following:

(a) Performance of Services. An Hour of Service shall be credited for each hour that the Employee is paid or entitled to payment for the performance of services for a Participating Employer.

(b) Leaves of Absence, etc. An Hour of Service shall be credited for each hour during which no duties are performed but for which an Employee is paid or entitled to payment by a Participating Employer (whether or not the employment relationship has terminated) for any other purpose, such as, but without limitation, payment due to vacation, holiday, illness, disability, layoff, jury duty or Leave of Absence. Credit shall also be given for any maternity or paternity leave (i.e., pregnancy of the Employee, birth or adoption of the Employee’s child, caring for the Employee’s child immediately following birth or adoption) taken by an Employee. Except where a Participating Employer’s disability leave policy provides for the crediting of all hours during disability leave, no more than 501 Hours of Service shall be credited under this provision, however, to an Employee on account of any single continuous period during which no services are performed for a Participating Employer. In addition, no Hours of Service shall be credited with respect to payments made under a plan maintained by a Participating Employer solely for complying with applicable workers’ compensation, or disability insurance laws or to payments which reimburse an Employee for medical or medically-related expenses.

(c) Back pay. To the extent not credited for either of the preceding purposes, an Employee shall be credited with an Hour of Service for each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by a Participating Employer. If back pay is made with respect to one of the purposes set forth in provision (b) above, the number of creditable Hours of Service shall be subject to the limitations set forth in that provision.

(d) Military Service. An Hour of Service shall be credited for each hour of the normally scheduled work hours for each day during any period the Employee is on leave of absence from a Participating Employer or any Affiliated Company for military service with the Armed Forces of the United States, but not to exceed the period required under the law pertaining to veterans’ reemployment rights; provided that if he fails to report for work at the end of such leave during which he has employment rights, he shall not receive credit for hours on such leave. In addition to the foregoing, and notwithstanding any provision of this Plan to the contrary, effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.

(e) Computation and Crediting of Hours. The Committee shall determine the number of creditable Hours of Service in any computation period on the basis of any records kept by a Participating Employer that accurately reflect Hours of Service. If any payments (including back pay awards) relate to any period for which no duties are performed, the number of creditable Hours of Service shall equal the number of regularly scheduled working hours upon which the payment is based. If the payment is not calculated on the basis of units of time for which the hours may be determined, the number of creditable Hours of Service shall be equal to the amount of the payment divided by the Employee’s most recent hourly rate of compensation before the period during which no duties are performed. In no event, however, shall an Employee be credited with a greater number of Hours of Service than the number of regularly scheduled hours for the performance of services during the applicable period. In the event there are inadequate records to determine an Employee’s actual Hours of Service during any computation period, or the Committee elects to use for all Employees on a nondiscriminatory basis, an alternative method of counting Hours of Service, the Employee shall be credited with ten (10) Hours of Service for each day in which he has earned at least one Hour of Service.

     Hours of Service shall be credited to the computation period in which the services were performed, the period for which payments are made when no services are performed, or the period to which back pay awards relate, whichever is applicable. Hours of Service pursuant to maternity/paternity leave shall be credited to the Employee in the computation period in which the absence from work begins only if the additional hours afforded would prevent the Participant from incurring a one year Break in Service; otherwise these hours shall be credited to the Participant in the computation period immediately following the date the Participant begins his absence from work. The crediting of Hours of Service for reasons other than the performance of services and the crediting of Hours of Service to computation periods shall be made in accordance with 29 C.F.R. sections 2530.200b-2(b) and (c) which are hereby incorporated by this reference.

     SECTION 1.26 “Income” means the net gain or loss of the Trust Fund from investments, as reflected by interest payments, dividends, realized and unrealized gains and losses on securities, other investment transactions and expenses paid from the Trust Fund.

     SECTION 1.27 “Investment Manager” means any individual or corporation who may be appointed by the Board to manage all or a portion of the Plan’s assets and who (i) is registered as an investment adviser under the Investment Adviser’s Act of l940; or (ii) is a bank as defined in that Act; or (iii) is an insurance company qualified to manage, acquire or dispose of plan assets under the laws of more than one state and such individual or corporation acknowledges in writing that he or the corporation, as the case may be, is a fiduciary with respect to the Plan.

     SECTION 1.28 “Leased Employee” means any person (other than an employee of a Participating Employer) who pursuant to an agreement between a Participating Employer and any other person (the “leasing organization”) has performed services for a Participating Employer (or for a Participating Employer and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, and such services are performed under the primary direction or control of a Participating Employer. Contributions or benefits provided to a Leased Employee by the leasing organization which are attributable to services performed for a Participating Employer shall be treated as provided by a Participating Employer. A Leased Employee shall not be considered an employee of a Participating Employer if: (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in section 415(c)(3) of the Code, but including amounts contributed by a Participating Employer pursuant to a salary reduction agreement which are excludable from the employee’s gross income under section 125, section 402(a)(8), section 402(g) or section 403(b) of the Code, (2) immediate participation, and (3) full and immediate vesting; and (ii) Leased Employees do not constitute more than 20 percent of a Participating Employer’s Non-Highly Compensated Employee workforce. Once a person is classified as a Leased Employee, such person shall remain a Leased Employee for every Plan Year for which the person completes at least 1000 Hours of Service, except that, assuming the person were an Employee, a Break in Service will result in a Participating Employer treating the person hired after a Break in Service as though the person were hired for the first time.

     SECTION 1.29 “Leave of Absence” means any absence authorized by a Participating Employer provided that all persons under similar circumstances must be treated alike in the granting of such Leaves and provided further that the Participant returns within the period of authorized absence. An absence due to service in the Armed Forces of the United States shall be considered a Leave of Absence if the absence is caused by war or if the Employee is required to serve under the laws of conscription, provided the Employee returns to employment with a Participating Employer within the period provided by law.

     SECTION 1.30 “Normal Retirement Age” means a Participant’s 65th birthday.

     SECTION 1.31 “Non-Highly Compensated Employee” means an employee who is not a Highly Compensated Employee.

     SECTION 1.32 “Old Profit Sharing Account” means the account established to record a Participant’s interest in the Plan attributable to contributions made prior to January 1, 1984, as adjusted for all earnings and losses thereon.

     SECTION l.33 “Participant” means an Employee participating in the Plan in accordance with the provisions of Section 2.2.

     SECTION 1.34 “Participating Employer” means the Employer and any Affiliated Company that may adopt this Plan in accordance with the terms of Section 2.1.

     SECTION 1.35 “Plan” means this Chemung Canal Trust Company Profit Sharing, Savings, and Investment Plan as set forth herein, as amended from time to time.

     SECTION 1.36 “Plan Year” or “Year” means the calendar year. The Plan Year shall be the vesting computation period and the limitation year as these terms are used in ERISA regulations.

     SECTION 1.37 “Rollover Account” means the account maintained in accordance with Section 3.5 to hold the assets of any retirement plan which are rolled to or transferred to this Plan.

     SECTION 1.38 “Trust” or “Trust Fund” means the trust maintained in accordance with the terms of the trust agreement between the Employer and the Trustee, as amended from time to time, which constitutes a part of this Plan.

     SECTION 1.39 “Trustee” means Chemung Canal Trust Company or any other trustee appointed by the Board to administer the Trust.

     SECTION 1.40 “Valuation Date” means the date designated by the Committee provided that the Trust shall be valued at least once each Plan Year. In valuing a Participant’s account, the term Valuation Date means the last day as of which each of his investment funds have been valued.

     SECTION 1.41 “Year of Eligibility Service” means any Eligibility Computation Period during which an Employee completes at least 1000 Hours of Service with a Participating Employer or with an Affiliated Company.

     SECTION 1.42 The masculine gender whenever used shall include the feminine and the singular shall include the plural, unless the context clearly indicates the contrary.

ARTICLE II
Coverage and Eligibility

Adoption of Plan by Affiliated Company	SECTION 2.1 Any corporation at least 80 percent (80%) of whose capital stock is owned by the Employer’s parent, Chemung Financial Corporation, may, subject to the approval of the Committee, adopt this Plan for the benefit of its Employees. Such a Participating Employer shall, when adopting this Plan, specify the effective date of its adoption of the Plan, the class or classes of eligible Employees and any other terms, subject to Committee approval, that affect its adoption of this Plan. A Participating Employer shall be responsible for (1) making contributions to the Plan with respect only to its own Employees; (2) paying the ratable expenses of establishing and maintaining this Plan with respect to its own Employees; and (3) cooperating with the Committee in such ways as the Committee may request for the purposes of administering the Plan. The Employer’s Board of Directors shall be solely responsible for amending or terminating the Plan and for appointing, supervising and removing the Trustee, the members of the Committee and other persons involved in maintaining, administering or performing professional services to the Plan or Trust.

Any Affiliated Company joining the Plan which is not 100 percent owned by the Employer must expressly provide in said joinder agreement whether the leveraging provisions of the ESOP are being adopted by such Participating Employer. If the leveraged ESOP is not so adopted, said Participating Employer shall participate in the ESOP provisions of this Plan as may be modified in said joinder agreement, but all specific provisions applicable to Exempt Loans and the suspense account established pursuant to Section 6.6 shall not apply. If the ESOP provisions of the Plan are adopted by such a non-100 percent owned Participating Employer, any Exempt Loan applicable to said Participating Employer and its Participants shall be solely the obligation of said Participating Employer, and not the Employer or any other Participating Employer under the Plan, and separate accounting shall be maintained under Section 6.6 on behalf of said Participating Employer and its Participants with only Participants employed by said Participating Employer entitled to allocations from the fund maintained for said Participating Employer’s Exempt Loan. The foregoing provisions governing separate Exempt Loans and separate groups of Employees of non-100 percent owned Participating Employers shall similarly apply to an Exempt Loan of the Employer and its 100 percent owned Participating Employers which join the Plan, and their respective Participants, but for this purpose a 100 percent owned Participating Employer may, if so provided in its joinder agreement, join in the

Employer’s Exempt Loan and in such case all Participating Employer contributions by the Employer and said Participating Employers and all accounting for shares released from the suspense account shall be combined under Section 6.6 for Participants employed by the Employer and each such Participating Employer.

Eligibility and Participation	SECTION 2.2 For purposes of making elective deferrals, an Employee shall be eligible to become a Participant after he attains age 21 and reaches the three months’ anniversary of his Employment Date. An Employee is eligible for Participating Employer matching and profit sharing contributions after he attains age 21 and completes one Year of Eligibility Service.

Participation with respect to each type of contribution shall commence as of the next Entry Date after an Employee has (1) met the requirements set forth above and (2) completed any applicable elections and satisfied other form requirements established by the Committee.

Participation and Service upon Re-employment	SECTION 2.3 If a Participant terminates employment and is subsequently reemployed by a Participating Employer he will be eligible to resume participation in this Plan upon his return to employment in accordance with Section 2.2. If an Employee who is not a Participant terminates employment and is subsequently rehired, he shall be eligible for participation upon satisfying the eligibility requirements of Section 2.2, provided that for this purpose all Years of Eligibility Service, including pre-termination Years of Eligibility Service, shall be credited to the Employee.

ARTICLE III
Contributions

Employee Tax-Deferred Contributions	SECTION 3.1 A Participant may contribute any whole percentage of his Compensation for a payroll period up to a maximum of the lesser of (1) 70 percent of his payroll period Compensation or (2) the amount permitted within the contribution limitations set forth in Article IV.

Employee contributions under this Section shall be made solely pursuant to a salary reduction agreement between an individual Participant and his Participating Employer. The agreement shall be in such form and subject to such rules as the Committee may prescribe. Under the agreement, the Participant agrees to reduce his Compensation by a specified amount and the Participating Employer agrees to contribute this salary-reduced amount to the Plan on behalf of the Participant. An initial salary reduction agreement may be entered effective as of any Entry Date following an Employee’s satisfaction of the eligibility requirements of Section 2.2. Thereafter, a salary reduction agreement may be amended at such times and pursuant to such terms and conditions as the Committee may prescribe in its sole discretion.

A Participant may suspend an agreement at any time during the Plan Year. An agreement will not be considered suspended solely because the Participant fails to receive any Compensation during a payroll period. A Participant who has suspended his contributions may elect to recommence making contributions at such times and pursuant to such terms and conditions as the Committee may prescribe in its sole discretion.

A Participating Employer will remit Employee contributions to the Trustee as soon as administratively practicable following each payroll period in which the contributions are taken. Employee contributions under this Section shall be allocated to a Participant’s Employee Tax-Deferred Contribution Account.

Employee Catch-Up Contributions	SECTION 3.2 All Participants who are eligible to make elective deferrals under Section 3.1 and who have attained age 50, or by the end of the calendar year will have attained age 50, are eligible to make catch-up contributions in accordance with and subject to the limitations of section 414(v) of the Code and Section 4.3(d) of the Plan. Such catch-up contributions shall not be taken into account for purposes of the Plan’s percentage of compensation limit set forth in Section 3.1 or for purposes of the statutory limitations of sections 402(g) and 415 of the Code. In addition, the Plan shall not be treated as failing to satisfy the provision of Code sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416, as applicable, by reason of the making of such catch-up contributions.

Employer Matching Contributions	SECTION 3.3 Effective as of the first Entry Date after a Participant satisfies the eligibility requirements of Section 2.2, the Participant’s Participating Employer shall contribute for each payroll period an amount equal to 50 percent of the Participant’s contributions under Section 3.1 that do not exceed 6 percent of the Participant’s Compensation. No matching contributions will be made with respect to a Participant’s catch-up contributions under Section 3.2. Amounts contributed under this Section 3.3 shall be allocated to a Participant’s Employer Matching Contribution Account.

Employer Profit Sharing Contributions	SECTION 3.4 Each Plan Year a Participating Employer shall, in its sole discretion, make a contribution based on its current or accumulated profits or on such other factors without regard to profits as it shall determine in its sole discretion. The contribution, if any, shall be subject to the relevant contribution and deduction limits of the Code. The level of contributions and the factors taken into consideration to determine such level may vary among Participating Employers. Amounts contributed under this Section 3.4 shall be allocated to a Participant’s Employer Profit Sharing Contribution Account in accordance with the allocation rules of Section 4.2(b).

Rollover Contributions	SECTION 3.5 Notwithstanding the limitations on Participant contributions under Sections 3.1 and 3.2, a Participant may make rollover contributions in accordance with the Code and such rules as the Committee in its discretion shall prescribe. Rollovers shall be permitted from any plan satisfying the qualification requirements of Code sections 401(a) or 403(b). No rollover contribution shall be permitted (1) if it could adversely affect the tax qualification of this Plan; (2) if it consists of any amounts that have previously been taxed (i.e., after-tax contributions or other amounts having a basis for tax purposes); (3) if it comes from an IRA; or (4) if the amounts rolled over will remain subject to the Code’s joint and survivor annuity rules or other “protected benefit” rules if such protected benefits differ from the benefits otherwise provided by this Plan.

Rollovers meeting the above requirements shall be permitted with respect to any Employee who is otherwise eligible to participate in this Plan except that he has not yet satisfied the age and service requirements of Section 2.2.

Form and Timing of Employer Contributions	SECTION 3.6 A Participating Employer’s contributions may be made in cash or ESOP Stock. A Participating Employer’s contributions shall be paid to the Trustee at such time as the Committee in its discretion may determine, provided that all contributions for a Plan Year must be made no later than the date the Participating Employer is required to file its tax returns for the Year, including extensions. A Participating Employer may contribute profit sharing contributions quarterly or at other intervals during the Plan Year to which they relate. In the event of any such advance funding, such contributions and earnings on them shall be held in a suspense account until allocated with any additional contributions in accordance with Section 4.2(b).

ARTICLE IV
Allocations to Participants’ Accounts

Individual Accounts	SECTION 4.1 The Committee shall create and maintain such individual accounts as may be appropriate for recording and disclosing the various interests in the Trust of each Participant, Former Participant and Beneficiary. Where appropriate, a Participant shall have the following accounts: (1) an Employee Tax-Deferred Contribution Account to record his own contributions and the earnings thereon; (2) an Employer Profit Sharing Contribution Account to record his Participating Employer’s profit sharing contributions and earnings thereon; (3) an Employer Matching Contribution Account to record his Participating Employer’s matching contributions and earnings thereon; (4) an Old Profit Sharing Account to record contributions prior to 1984 and earnings thereon; and (5) a Rollover Account to record rollovers and transfers to this Plan from another employer’s plan. In addition, the Committee shall establish such ESOP Accounts as may be appropriate to administer the ESOP provisions of the Plan. Such accounts shall record credits and charges in the manner herein described. The maintenance of individual accounts is only for accounting purposes, and a segregation of the assets of the Trust Fund with respect to each account shall not be required.

Account Adjustments	SECTION 4.2 The accounts of Participants, Former Participants and Beneficiaries shall be adjusted in accordance with the following:

(a) Income: The Income of the Trust Fund shall be allocated to the accounts of Participants, Former Participants and Beneficiaries who had balances in their accounts on each Valuation Date. This allocation shall be made in the ratio that the value of each Participant’s account bears to the total value of all Participant accounts similarly invested. Each valuation shall be based on the fair market value, net of expenses, of the assets in the Trust Fund on the Valuation Date.

(b) Employer Contributions: As of the funding date, a Participating Employer’s matching contributions under Section 3.3 for that pay period on behalf of a Participant shall be allocated to that Participant’s Employer Matching Contribution Account. As of the end of a Plan Year, a Participating Employer’s profit sharing contributions under Section 3.4 shall be allocated among its Participants who either (1) have completed 1,000 Hours of Service in the Plan Year and are in the employ of a Participating Employer on the last day of the Plan Year or (2) have terminated employment during the Year on account of death, disability, retirement on or after Early Retirement Age or transfer to an Affiliated Company.

Such allocation shall be made in the ratio that each such Participant’s compensation bears to the total compensation of all Participants entitled to an allocation. For the purpose of this allocation, the term “compensation” means Compensation (as defined in Section 1.7) paid during the period the Participant is participating in the Plan as an Employee but excludes amounts earned in excess of 50 percent of the defined benefit plan dollar limit of Code section 415(b)(1)(A). The amount so allocated to a Participant shall be credited to that Participant’s Employer Profit Sharing Contribution Account.

(c) Employee Contributions: A Participant’s contributions during a pay period shall be allocated, as of the funding date, to his Employee Tax-Deferred Contribution Account. A Participant’s rollover contributions or the amounts transferred to this Plan on his behalf from another plan, if any, shall be allocated to his Rollover Account as soon as administratively practicable.

Limitations on Contributions	SECTION 4.3 Notwithstanding the contribution levels specified in Article III, no contributions will be permitted in excess of the limits set forth below:

Code Section 402(g) Limits	(a) Limits on Employee Tax-Deferred Contributions. For any calendar year, a Participant’s tax-deferred contributions to this Plan and any other plan in which he may participate shall not exceed the dollar limit of Code section 402(g) ($11,000 for 2002; $12,000 for 2003; $13,000 for 2004; $14,000 for 2005; $15,000 for 2006; and thereafter adjusted for cost of living increases as provided under the Code). To meet this limit, no tax-deferred contribution to this Plan in excess of the dollar limit of Code section 402(g) shall be accepted on behalf of any Participant during a calendar year. If a Participant participates in more than one plan, he shall notify the Committee of any excess contribution in a calendar year by March 1 of the following year. Any amount that exceeds the section 402(g) limit for the Year shall, together with the earnings attributable thereto, be returned to the Participant by April 15 following the calendar year to which the excess contribution relates.

Code Section 401(k) and (m) Limits	(b) ADP/ACP Testing. A Participant’s tax-deferred contributions under Section 3.1 and a Participating Employer’s matching contributions under Section 3.3 in a Plan Year shall comply, respectively, with the antidiscrimination requirements of Code sections 401(k)(3) and 401(m), which are hereby incorporated by this reference. Such testing shall use the “current year” method for determining contribution percentages. If necessary, the Committee shall take any steps it deems appropriate to satisfy these tests, including limiting the amount of contributions Highly Compensated Employees may make, returning excess contributions to Highly Compensated Employees or allocating to some or all Non-Highly Compensated Employees any qualified non-elective contributions made by Participating Employers.

Code Section 415 Limits	(c) Code Section 4l5 Limits. Pursuant to Code section 415, the total of Participant and Participating Employer contributions on behalf of a Participant for each Plan Year (his “annual additions”) shall not exceed the lesser of $40,000 (or such larger amounts as reflect cost of living increases pursuant to section 415 of the Code) or 100 percent of the Participant’s total compensation for such Plan Year. For purposes of this Section, the term “annual additions” means the total each Plan Year of all contributions, other than rollover contributions, to a Participant’s accounts. The term “compensation” means a Participant’s W-2 compensation from the Participating Employer, plus amounts contributed by salary deferral to this Plan and to any plan described in Code sections 125, 132(f) or 401(k) but excluding income derived from the exercise of stock options, from the disqualification of an incentive stock option, from restricted stock or from income imputed from the payment of life insurance premiums. If no more than one-third of tax-deductible Participating Employer ESOP contributions for a Plan Year are allocated to the ESOP Accounts of Highly Compensated Employees for the Plan Year, annual additions shall not include forfeitures of ESOP Stock or Participating Employer contributions applied to the repayment of interest on an Exempt Loan as described in Code section 415(c)(6).

In addition to the amounts calculated under this Plan, annual additions shall include such amounts, similarly calculated, that are contributed with respect to the Participant to any other tax-qualified plan maintained by any Participating Employer or by any Affiliated Company and Participating Employer contributions to an individual medical account as described in Code sections 415(1) and 419A(d)(2). In determining whether a corporation is an Affiliated Company for this purpose only, the percentage control test set forth in section l563(a) of the Code shall be a 50 percent test in place of the 80 percent test each place the 80 percent test appears in said Code section.

If the annual additions computed solely with respect to this Plan exceed the limitations of this Section, the elective deferrals, if any, made by the Participant for the Plan Year, which cause the excess, shall be returned to the Participant. If, after returning such contributions to the Participant, an excess still exists, it shall first be reallocated to the remaining Participants whose annual additions are not in excess of the limitations of this Section. Such reallocations shall be made according to the ratio that the Participating Employer’s contribution on behalf of a Participant for the Plan Year bears to the total Participating Employer contributions on behalf of all Participants for the Plan Year. If an excess continues to exist after such reallocation, such excess shall then be used to reduce the Participating Employer’s contribution for the Year or its next succeeding contribution to the Plan.

If the annual additions exceed the limitations of this Section as a result of aggregating the additions to this Plan and other defined contribution plans of the Participating Employers and any Affiliated Company, the Committee in its discretion shall determine the manner of reducing contributions to comply with the limitations of this Section.

Code Section 414(v) Limits	(d) Section 414(v) Catch-Up Limits. Pursuant to Code section 414(v), the annual limits on catch-up contributions for persons age 50 and over are $1,000 in 2002; $2,000 in 2003; $3,000 in 2004; $4,000 in 2005; $5,000 in 2006; and thereafter such amount as adjusted by the IRS to reflect increases in the cost of living.

Notification to Participants of Benefits and Limitations	SECTION 4.4 At least once each Plan Year the Committee shall provide a statement notifying each Participant of the amount standing to his credit in his accounts. The Committee shall advise affected Participants of any reductions in contributions or benefits arising out of the limitations of Section 4.3.

ARTICLE V
Benefits

Retirement or Disability	SECTION 5.1 If a Participant’s employment with a Participating Employer is terminated (i) at or after his Normal Retirement Age, (ii) at or after his Early Retirement Age, or (iii) at an earlier age because the Participant suffers a Disability, he shall be entitled to receive the entire balance of such accounts in accordance with the provisions of Section 5.5.

Death	SECTION 5.2 In the event that the termination of a Participant’s employment is caused by his death, the entire amount then in each of his accounts shall be paid to his Beneficiary in accordance with Section 5.5 after receipt by the Committee of acceptable proof of death.

Termination Benefits	SECTION 5.3 Under this Plan, all contributions are 100 percent vested at all times. Accordingly, if a Participant terminates employment with a Participating Employer before he is entitled to receive a distribution under Section 5.1, he shall be entitled to receive the entire amounts credited to all of his accounts under the Plan.

If any future Plan amendment changes the Plan’s vesting schedule, each Participant having three or more years of service in the Plan as of the date the new schedule is adopted shall have his vested percentage determined under the vesting schedule which provides him with the greatest vested benefit at any particular point in time.

For purposes of entitlement to benefits under this Section, any sale of assets or of stock of a Participating Employer which results in a Participant ceasing to be employed by a Participating Employer or any Affiliated Company after the transaction shall constitute a termination of employment under this Plan and a “severance from employment” as this term is defined in the Code.

Hardship and Non-Hardship Withdrawals During Employment	SECTION 5.4 Withdrawals from a Participant’s accounts prior to his termination of employment from all Participating Employers may be made only in accordance with this Section.

(a) Hardship Withdrawals.

(1) A Participant who has an immediate and heavy financial need that cannot be satisfied from other resources available to the Participant may withdraw funds from his accounts in accordance with the terms and conditions described below, and such other rules established by the Committee to carry out these terms and conditions.

(2) An immediate and heavy financial need is any safe harbor need authorized by Treas. Reg. § 1.401(k)-1(d)(2)(iv)(A) which on the effective date of this restated Plan document is limited to the following reasons:

(i) To pay for the Participant’s or his dependents’ medical expenses that are not reimbursed by insurance;

(ii) To purchase the Participant’s principal residence;

(iii) To pay tuition due within the next 12 months for the Participant’s or his dependents’ post-secondary education; or

(iv) To prevent eviction from, or mortgage foreclosure on, the Participant’s principal residence.

(3) A hardship withdrawal may not exceed the amount necessary to cover the financial need, plus the amount necessary to cover taxes and penalties due on the withdrawal.

(4) A Participant will be deemed to lack other resources if he has (i) obtained all distributions (except hardship) and all nontaxable loans available from all plans of any Participating Employer (unless the obligation to repay a loan would itself create a financial hardship), and (ii) represented to the Committee or its designee that he cannot satisfy his hardship from other resources available to him. Alternatively, the Committee may reasonably rely on statements and representations made by the Participant with respect to his lack of other financial resources.

(5) A Participant who takes a hardship withdrawal is prohibited from making any contributions under Sections 3.1 and 3.2 of this Plan for a period of six months from the date of the hardship withdrawal.

(6) Hardship withdrawals are permitted only from the following accounts: the portion of his Employee Tax-Deferred Contribution Account consisting of the Participant’s tax-deferred contributions under Section 3.1 plus earnings credited to such contributions prior to 1989; contributions and earnings in his Rollover Account; or the contributions and earnings in his Old Profit Sharing Account.

(b) Old Profit Sharing Account Withdrawals. A Participant who has an Old Profit Sharing Account balance may elect, upon such notice as the Committee may require, to withdraw in a single lump sum cash payment any amount between 15 percent and 50 percent of the account balance as of the latest Valuation Date. Such withdrawal may be for any reason. However, no withdrawal shall be permitted if the Participant has made another withdrawal under this provision, or a predecessor, within the five years preceding the request. The foregoing limitation shall not prevent a Participant from taking a hardship withdrawal under subsection (a) without regard to the limitations of this subsection (b).

(c) ESOP Dividends. Dividends on ESOP Stock may be received currently at a Participant’s election as provided in Section 6.7.

Payment of Benefits	SECTION 5.5 In the event benefits become payable to a Participant or, in the event of his death, become payable to his Beneficiary, the Committee shall pay the benefits in such manner and at such time as the Participant or Beneficiary directs in accordance with the terms of this Section and the rules and procedures adopted from time to time by the Committee to implement the terms of this Section. The Committee’s rules and procedures shall comport with the following terms and conditions:

(a) Plan Requirements for Distributions. The amount which a Participant, Former Participant or Beneficiary is entitled to receive at any time and from time to time shall be paid by the Trustee at the direction of the Committee. The value of the benefit payment shall be determined as of the distribution processing date fixed by the Committee following the event that triggers entitlement to benefits (termination of employment, etc.). The Committee shall direct the Trustee to make actual distribution as soon as administratively practicable following the distribution processing date.

Payments from investment accounts held in ESOP Stock may be distributed in cash or in stock, in the discretion of the recipient. Payments from other investment accounts shall be made only in cash.

Payments due under Sections 5.1, 5.2, or 5.3 shall be distributed pursuant to any one of the following methods of payment:

(1) Lump Sum Payment. Under this option the entire balance in the Participant’s accounts shall be paid in a single sum.

(2) Periodic Payments. Under this option, a recipient may elect periodic payments of substantially equal annual, semi-annual, quarterly or monthly installments, provided that each installment must be at least $50. Payments may be made over any period of time not to exceed the life expectancy of the Participant or the joint life expectancies of the Participant and any designated individual Beneficiary. Periodic payments shall normally commence within one year (but not earlier than 30 days following the Participant’s last day of employment) following termination of employment or death, as the case may be, except that commencement of benefits to a Participant following termination of employment may be deferred until a date not later than age 65. A Participant or spouse who is receiving benefits in the form of periodic payments may elect (but no more than once annually) (i) to change the frequency of payments so long as the payment period requirements described above are satisfied or (ii) to discontinue such payments and receive instead a lump sum payment of his total remaining interest in the Plan.

(3) Rehire Limitation on Payments. A person who becomes entitled to receive benefits but is rehired before some or all of his benefits have been paid shall have the portion not yet paid deferred until his subsequent termination of employment.

(b) Regulatory Restrictions on Distributions. If a total account balance exceeds $5,000, payment can be made prior to age 65 only with the consent of the Participant or, in the event of his death, his Beneficiary. If a total account balance is $5,000 or less, payment will automatically be made in a lump sum amount within one year following termination or death. For purposes of applying the cash out rules, no amounts credited to a Participant’s Rollover Account shall be considered a part of the Participant’s total account balance.

Notwithstanding the foregoing, the benefits of any Employee who is a 5 percent owner of a Participating Employer shall commence no later than the April 1 of the year following the year he reaches age 70½ even if he continues in the employ of a Participating Employer. In no event shall benefits begin later than sixty days after the close of the Plan Year in which the latest of the following occurs: (1) the Participant’s attainment of age 65; (2) the termination of the Participant’s service with a Participating Employer; or (3) the date specified to the Committee by the Participant (but not later than the April 1 following the year in which he attains age 70½).

Notwithstanding any direction by the Participant to the contrary, all payments must be payable pursuant to a schedule whereby the entire amount in the Participant’s accounts is paid over a period that does not extend beyond the life of the Participant or over the lives of the Participant and any individual he has designated as his Beneficiary (or over the life expectancies of the Participant and his designated individual Beneficiary). In addition, the payment method selected must provide that more than 50 percent of the present value of the payments projected to be paid to the Participant and his Beneficiary will be paid to the Participant during his life expectancy.

     In the event of the death of a Participant, Former Participant or Beneficiary while benefits are being paid under a schedule which meets the requirements of the preceding paragraph, payments shall continue pursuant to a schedule which is at least as rapid as the period selected.

In the event of the death of a Participant or Former Participant before benefit payments have commenced, any death benefit shall be distributed within five years of death unless the following conditions are met:

(i) payments are made to an individual Beneficiary designated by the Participant;

(ii) payments are made for the life of such individual Beneficiary or over a period not extending beyond his life expectancy; and

(iii) payments commence within one year of death.

If the designated Beneficiary is the Participant’s spouse, payments shall commence within a reasonable period after the death of the Participant. If the spouse dies before payments begin, the rules of this paragraph shall be applied as if the spouse were the Participant.

Notwithstanding this Section or any other provision of the Plan to the contrary, effective for Plan Years commencing after December 31, 1984, all distributions shall be made in accordance with regulations under Code section 401(a)(9), including Treasury Regulation § 1.401(a)(9)-2 and the provisions reflecting section 401(a)(9) shall override any distribution options in the Plan that may be inconsistent with section 401(a)(9).

Loans to Participants	SECTION 5.6 Participant loans are not permitted under this Plan.

Designation of Beneficiary	SECTION 5.7 If a Participant is married, his Beneficiary shall be his spouse who shall be entitled to his remaining account balance upon the Participant’s death. Upon the written election of the Participant, with his spouse’s written, notarized consent, a Participant may designate another Beneficiary. This election and consent must be notarized and returned to the Committee. If such election has been made or if the Participant is not married, the Participant may from time to time designate any person or persons

(who may be designated contingently or successively and who may be an entity other than a natural person) as his Beneficiary to whom his Plan benefits shall be paid if he dies before receipt of all such benefits. Each Beneficiary designation shall be on a form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime. Each Beneficiary designation filed with the Committee will cancel all Beneficiary designations previously filed with the Committee. The revocation of a Beneficiary designation other than the spouse, no matter how effected, shall not require the consent of any designated Beneficiary.

If any unmarried Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary predeceases the Participant or dies before complete distribution of the Participant’s benefits, (a) if payment has not commenced to the Participant or has commenced and was being made to the Participant immediately prior to his death, such amount shall be paid to the personal representative of the Participant, or (b) if payment has commenced to a Beneficiary other than the Participant, the remaining interest shall be paid to the issue of the Beneficiary last receiving benefits per stirpes, or, if none, to the personal representative of the Beneficiary last receiving benefits.

The Committee may require such proof of death and such evidence of the right of any person to receive all or part of the death benefit of a deceased Participant as the Committee may deem desirable. The Committee may require and rely upon such proof of death and such evidence of the right of any person to receive the account balance of a deceased Participant as the Committee may deem proper, and its determination of death and of the right of any person to receive payment shall be conclusive.

QDROs	SECTION 5.8 Benefits shall be payable under this Plan to an alternate payee pursuant to the terms of any qualified domestic relations order. The Committee has the responsibility for determining if a domestic relations order is qualified and whether its payment terms are consistent with the terms of the Plan. For this purpose, the Plan considers as payable immediately any benefit that is payable to an alternate payee pursuant to a QDRO even if the Participant is not entitled to an immediate payment. If the value of an alternate payee’s benefit is $5,000 or less at the time a domestic relations order is determined to be qualified, it will automatically be distributed immediately to the alternate payee in a lump sum payment. If payment will not be made immediately, the amounts subject to a QDRO may be segregated from the Participant’s accounts and placed in a separate account for the benefit of the alternate payee who shall thereupon be treated for Plan purposes as a Participant.

Rollovers from Plan	SECTION 5.9 Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Participant’s election under this Section, a Participant may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover.

An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant’s designated Beneficiary, or for a specified period of ten years or more, any distribution to the extent such distribution is required under section 401(a)(9) of the Code, or any hardship distribution described in Code section 401(k)(2)(B)(i)(IV).

A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax Employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408 (a) or (b) of the Code or to a qualified defined contribution plan described in section 401 (a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution of which is includible in gross income and the portion of such distribution which is not so includible.

An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, an annuity contract described in section 403(b) of the Code, a qualified trust described in section 401(a) of the Code, or a deferred compensation plan described in section 457(b) of the Code that accepts the Participant’s eligible rollover distribution.

For purposes of this Section 5.9 only, a Participant includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are Participants with regard to the interest of the spouse or former spouse. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant.

ARTICLE VI
ESOP Provisions

Exclusive Benefit of Participants	SECTION 6.1 All contributions under this Plan shall be paid to the Trustee and deposited in the Trust Fund established under Part II of this document. All assets of the Trust Fund, including investment income, shall be retained for the exclusive benefit of Participants, Former Participants and Beneficiaries and shall be used to pay benefits to such persons or to pay administrative expenses of the Plan and Trust Fund to the extent not paid by a Participating Employer and shall not revert to or inure to the benefit of a Participating Employer.

Return of Erroneous Contributions	SECTION 6.2 Notwithstanding Section 6.1, upon the Committee’s request in the case of any contribution which was made by a mistake of fact or which is disallowed as a deduction under the Code, or which is made conditional on the qualification of the Plan under the Code, shall be returned to a Participating Employer within one year after the payment of the contribution, the denial of the qualification or the disallowance of the deduction (to the extent disallowed), whichever is applicable. All Participating Employer contributions to this Plan are made contingent upon their deductibility under the Code.

ESOP Loans	SECTION 6.3 The Committee may direct the Trustee to enter into one or more Exempt Loans to finance the acquisition of ESOP Stock. Proceeds from an Exempt Loan may be used to acquire ESOP Stock from the Employer’s shareholders or directly from the Employer. If such shares are purchased from the Employer, no commission may be charged with respect thereto and the sale price shall not be more than the fair market value thereof. There shall be no limit on the amount of stock of the Employer which may be held at any one time by the Trustee in the Trust Fund regardless of the percentage which such stock so held bears to the assets of the Trust Fund or to the outstanding shares of stock of the Employer or for any other reason. No ESOP Stock acquired by an Exempt Loan may be subject to a put, call, or other option, or buy-sell or similar arrangement while held by and when distributed from the Plan.

Notwithstanding any other provision of the Plan, all proceeds of an Exempt Loan shall be used, within a reasonable time after receipt by the Trust Fund, to acquire ESOP Stock; to repay the same Exempt Loan; or to repay any previous Exempt Loan. An Exempt Loan shall be repaid only from amounts loaned to the Trust and the proceeds of such loans, from Participating Employer contributions in cash and earnings attributable thereto, from any collateral given for the loan, and from dividends paid on

ESOP Stock either acquired with proceeds of an Exempt Loan or in accordance with the provisions of Code section 404(k).

ESOP Stock Investments	SECTION 6.4. A Participating Employer’s matching contributions under Section 3.3 and profit sharing contributions under Section 3.4 may initially be made either in cash or in ESOP Stock. However, there is no requirement that ESOP Stock contributions of a Participating Employer remain invested in ESOP Stock. A Participant shall at all times have the discretion to invest his entire interest in the Plan, whether derived from his or her own contributions and rollovers or derived from Participating Employer contributions, in any of the investment options (including ESOP Stock) available from time to time without limitation except for reasonable administrative limits and for restrictions that may be necessary to comply with securities laws.

Investment of Participant Accounts	SECTION 6.5 All amounts credited to a Participant’s accounts shall be subject to the investment direction of the Participant as provided in this Section. For this purpose, the Trustee shall establish an ESOP Stock fund to be invested primarily in stock of the Employer or an Affiliated Company and such other equity, fixed income or other investment funds designated from time to time by the Committee, as set forth in Appendix A.

Each Participant has the right to elect how his contributions are to be invested among the available investment choices. Once made, a Participant’s elections shall remain in effect until a new election is made. A Participant may change his investment elections as to current and future contributions as of any dates that may be specified by the Committee. If for any reason a Participant fails to make an investment election, the contributions made by the Participant, and the contributions made by a Participating Employer on behalf of the Participant shall be invested in the money market fund and the ESOP Stock fund, respectively. In addition, a Participant may, by making an election with the Committee, change the investment of all or a portion of the accumulated amounts then in his accounts. Such a change may be made only as of any dates that may be specified by the Committee. Initial allocations among investment options and subsequent changes in the investment of accumulated amounts in a Participant’s accounts shall be made in minimum multiples the Committee may establish in its discretion.

All Participant investment directions shall be made to the Committee at such time and under such terms and conditions as the Committee, after consultation with the Trustee, may prescribe, provided that all such rules shall be uniformly applicable to all Participants.

Release of ESOP Stock From Suspense	SECTION 6.6 ESOP Stock acquired by the Trust Fund through an Exempt Loan shall be initially maintained in a suspense account and shall thereafter be released from suspense and allocated to Participants’ ESOP Accounts as hereinafter provided. Participating Employer contributions under Sections 3.3 (matching) and 3.4 (profit sharing) shall be applied against payments on any Exempt Loan to the extent the Committee in its sole discretion shall determine and ESOP Stock shall then be released to the Participants’ ESOP Accounts. A Participating Employer’s obligations to contribute under Sections 3.3 and 3.4 shall be reduced for each contribution period by the fair market value as of the date of release of the ESOP Stock so released or otherwise allocated as below provided. To the extent said fair market value is less than said Participating Employer’s obligations under Sections 3.3 and 3.4 for any such contribution period, the Participating Employer shall make further contributions to the Trust Fund to fully meet said obligations. For each Plan Year, if for a contribution period the fair market value as of the date of release of the shares so released is in excess of the Participating Employer’s obligations to contribute under Sections 3.3 and 3.4 for such contribution period, the shares released for said contribution period representing the excess (“excess shares”) shall continue to be held by the Trustee and shall thereafter be allocated to the Participants’ ESOP Accounts in the following manner: first, if in a succeeding contribution period within said Plan Year, the fair market value of the shares so released for said contribution period are less than the Participating Employer’s obligations to contribute under Sections 3.3 and 3.4 for said month, then “excess shares” remaining unallocated for any prior contribution period in said Plan Year shall be allocated to the Participants’ ESOP Accounts to the extent that said Participating Employer obligations exceed the value of the released shares, and for this purpose said “excess shares” to be so allocated shall be valued at the same value as the value of the shares released for said contribution period; and second, if as of the last day of the Plan Year there remain “excess shares” which have not been allocated to Participants’ ESOP Accounts as aforesaid, said “excess shares” shall be allocated as of the last day of the Plan Year to the Participants’ ESOP Accounts, as the Committee may determine in its sole discretion on a year-to-year basis, in direct proportion to the value (determined as of the date allocated to the Participants’ ESOP Accounts) of those shares released and allocated to the Fund so determined by the Committee, together with all other Participating Employer contributions to Participants’ ESOP Accounts for said Plan Year.

ESOP Stock acquired for the Trust Fund with the proceeds of an Exempt Loan shall be released from the suspense account as the Exempt Loan is repaid in accordance with the following:

(a) For each week until the Exempt Loan is fully repaid, the number of shares of ESOP Stock released from the suspense account shall equal the number of unreleased shares of ESOP Stock immediately before such release for such week multiplied by the “Release Fraction.” As used herein, the term “Release Fraction” shall mean a fraction, the numerator of which is the amount of principal and interest paid on the Exempt Loan for such week and the denominator of which is the sum of the numerator plus the principal and interest to be paid on such Exempt Loan for all future weeks during the term of such Exempt Loan (determined without reference to any possible extensions or renewals thereof). For purposes of computing the denominator of the Release Fraction, if the interest rate on an Exempt Loan is variable, the interest to be paid in subsequent weeks shall be calculated by assuming that the interest rate in effect as of the end of the applicable week will be the interest rate in effect for the remainder of the term of the Exempt Loan. Notwithstanding the foregoing, in the event such Exempt Loan shall be repaid with the proceeds of a subsequent Exempt Loan (the “Substitute Loan”), such repayment shall not operate to release all such ESOP Stock in the suspense account, but, rather, such release shall be effected pursuant to the foregoing provisions of this Section on the basis of payments of principal and interest on such Substitute Loan.

(b) The Committee may elect to, or shall, if required by any pledge or similar agreement, in lieu of applying the provisions of subsection (a) above with respect to an Exempt Loan, release ESOP Stock from the suspense account as the principal amount of such Exempt Loan is repaid (without regard to interest payments), provided the following three conditions are satisfied:

(1) The Exempt Loan shall provide for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for ten years;

(2) The interest portion of any payment shall be disregarded only to the extent it would be treated as interest under standard loan amortization tables; and

(3) If the Exempt Loan is renewed, extended or refinanced, the sum of the expired duration of the Exempt Loan and the renewal, extension or new Exempt Loan period shall not exceed seven years.

(c) If at any time more than one Exempt Loan is outstanding, then separate suspense accounts may be established for each such Loan. Each Exempt Loan for which a separate suspense account is maintained may be treated separately for purposes of the provisions governing the release of ESOP Stock from suspense under this Section and for purposes of the provisions governing the application of Participating Employer contributions to repay an Exempt Loan.

(d) It is intended that the provisions of this Section 6.6 shall be applied and construed in a manner consistent with the requirements and provisions of Treasury Regulation § 54.4975-7(b)(8), and any successor regulation thereto. The number of shares allocable to a Participant’s ESOP Account shall be the number of shares which bears the same ratio to the total shares released for such month and allocable to the contribution made by or on behalf of such Participant by his Participating Employer under Sections 3.3 and 3.4 for such month bears to the total Participating Employer contributions under Sections 3.3 and 3.4 made on behalf of all such Participants for such month, provided, however, that the fair market value of the shares so allocated as of the date of such allocation shall not exceed the Participating Employer’s obligation to contribute under such Sections on behalf of such Participant for such month, any shares in excess of said Participating Employer obligations (“excess shares”) for all Participants to be then allocated as described above in this Section 6.6. The total shares allocable to the contribution of such Participant’s Participating Employer shall be the number of shares which bears the same ratio to the total shares released from suspense for the month as the contribution made by or on behalf of such Participant’s Participating Employer for the month bears to the total contributions for the month made by or on behalf of all Participating Employers.

Notwithstanding the foregoing provisions of this Section 6.6, if more than one-third of the total allocations to Participants’ accounts with respect to a Plan Year would be allocated in the aggregate to the accounts of Highly Compensated Employees, then the allocations to the accounts of Highly Compensated Employees shall be reduced, pro rata, in an amount sufficient to reduce the amounts allocated to the accounts of such Participants to an amount not in excess of one-third of the total allocations to Participants’ accounts with respect to such Plan Year and any shares of ESOP Stock which are prevented from being allocated due to said restriction shall be allocated as though Highly Compensated Employees did not participate in the Plan.

Any stock received by the Trustee as a result of a stock split, dividend, conversion, or as a result of a reorganization or other recapitalization of the Employer shall be allocated as of the day on which the stock is received by the Trustee in the same manner as the ESOP Stock to which it is attributable is then allocated.

Dividends on ESOP Stock	SECTION 6.7 Dividends payable with respect to shares of ESOP Stock may, if payable in cash, be (i) paid currently to the Participant; (ii) paid currently to the Plan and distributed by the Plan to the Participant within 90 days following the end of the Plan Year; (iii) used for the purpose of repaying one or more Exempt Loans if such use of said dividends so applied meets the requirements of Code section 404(k); or (iv) paid to the Plan and reinvested in ESOP Stock.

Each Participant shall have the election (1) to receive dividends on ESOP Stock in cash or (2) have them paid to the Plan, credited to his or her ESOP Account and reinvested in ESOP Stock. Unless a Participant makes a timely, affirmative election to receive a dividend currently in cash, such dividend shall be reinvested in ESOP Stock. A failure to make an affirmative election to receive a current distribution shall be deemed to be an affirmative election to reinvest the dividends in ESOP Stock. An election under this Section shall be irrevocable as of any deadline established pursuant to Committee direction and shall remain in effect until changed with respect to future dividend payments. Participants shall have the right to change their dividend elections quarterly in accordance with such rules and regulations as the Committee may prescribe.

Voting and Tender Offer Rights on ESOP Stock	SECTION 6.8 Each Participant shall have the right to vote all shares of ESOP Stock held in the Participant’s ESOP Account. Each Participant shall also have the right to direct the Trustee whether to tender such shares of ESOP Stock in the event an offer is made by any person other than the Employer to purchase such shares. The Committee shall make any such arrangements with the Trustee as may be appropriate to pass such voting or tender offer rights through to a Participant. In the event a Participant fails to vote his shares or fails to indicate his preference with respect to a tender offer, the Trustee shall vote the Participant’s shares or tender his shares in the same proportions as those Plan Participants who did respond cast their votes or tendered their shares. The Trustee shall also vote and exercise any tender offer rights with respect to unallocated ESOP Stock held in a suspense account in the same proportions as those Plan Participants who responded cast their votes or tendered their shares.

Put Option	SECTION 6.9 If ESOP Stock should not be readily tradable on an established market at the time of distribution of an ESOP Account, the Employer shall issue a put option to each Participant or Beneficiary receiving a distribution of ESOP Stock from the Plan. The put option shall permit the Participant or Beneficiary to sell such ESOP Stock under a fair valuation formula during the sixty (60) consecutive day period following the date the ESOP Stock was distributed to the recipient, at which time the put option will temporarily lapse. Upon the close of the Plan Year in which such temporary lapse occurs, an independent appraiser (meeting requirements similar to the requirements of the Treasury regulations prescribed under section 170(a)(1) of the Code) shall determine the value of the ESOP Stock, and the Trustee shall notify each distributee who did not exercise the initial put option prior to its temporary lapse in the preceding Plan Year of the revised value of the ESOP Stock. The time during which the put option may be exercised shall recommence on the date such notice of revaluation is given and shall permanently terminate sixty (60) days thereafter.

The Trustee may, in its discretion and with the consent of the Employer, cause the Trust to assume the rights and obligations of the Employer at the time the put option is exercised, insofar as the repurchase of ESOP Stock is concerned. The period during which the put option is exercisable shall not include any period during which the holder is unable to exercise such put option because the Employer is prohibited from honoring it by federal or state law. The Employer or Trustee, as the case may be, must pay for ESOP Stock sold pursuant to a put option no less rapidly than under one of the following two methods, as applicable:

(1) If a put option is exercised with respect to ESOP Stock distributed as part of a total distribution (that is, a distribution within one taxable year to the recipient of the balance to the credit of the recipient’s account), then payment shall be made in substantially equal periodic payments (not less frequently than annually) commencing within thirty (30) days for the date of the exercise of the put option and over a period not exceeding five years, with interest payable at a reasonable rate (as determined by the Employer) on any unpaid installment balance, with adequate security provided, and without penalty for any prepayment of such installments.

(2) If a put option is exercised with respect to ESOP Stock distributed as part of an installment distribution, then the payment for such ESOP Stock shall be made in a lump sum no later than thirty (30) days after such Participant or Beneficiary exercises the put option.

ARTICLE VII
Plan Committee and Other Fiduciaries

Appointment of Committee	SECTION 7.1 The Board shall appoint a Pension and Profit Sharing Plan Committee to administer the Plan. The Committee shall consist of such number of members as the Board shall determine from time to time. Any person, including an employee of a Participating Employer, is eligible for appointment as a member of the Committee. Such members shall serve at the pleasure of the Board. Any member may resign by delivering his written resignation to the Board. Vacancies in the Committee arising by resignation, death, removal or otherwise, shall be filled by the Board. The Committee shall appoint one of its members as Secretary.

Named Fiduciary and Plan Administrator	SECTION 7.2 The Committee shall be the named fiduciary and plan administrator as these terms are used in ERISA.

Powers and Duties of Committee	SECTION 7.3 The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan, except such powers as are specifically reserved to the Board or some other person. The Committee’s powers include the power to make and publish such rules and regulations as it may deem necessary to carry out the provisions of the Plan. The Committee shall, in its sole discretion, interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, including the determination of all benefits payable under the Plan. Any such determination by the Committee shall be conclusive and binding on all persons.

The Committee shall notify the Trustee of the liquidity and other requirements of the Plan from time to time.

Power to Appoint Advisors	SECTION 7.4 The Committee shall act by a majority of its members at the time in office, and such action may be taken either by a vote at a meeting or without a meeting. If previous written instructions are given by a majority of the Committee, action may be taken with the signature of one member of the Committee. Any action taken without a meeting shall be reflected in a written instrument signed by a majority of the members of the Committee. A member of the Committee who is also a Participant shall not vote on any question relating specifically to himself. Any such question shall be decided by the majority of the remaining members of the Committee. The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee, in which event the Committee shall notify the Trustee in writing of such action and the name or names of its member or members so designated. The Trustee thereafter shall accept and rely upon any document executed by such member or members as representing action by the Committee until the Committee shall file with the Trustee a written revocation of such designation. The Committee may adopt such by-laws or regulations as it deems desirable for the conduct of its affairs.

The Committee shall keep a record of all its proceedings and acts and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan.

Power to Appoint Advisors	SECTION 7.5 The Committee may appoint such actuaries, accountants, attorneys, other specialists and such other persons as it deems necessary or desirable in connection with the administration of this Plan. Such persons may, but need not, be performing services for a Participating Employer. The Committee shall be entitled to rely upon any opinions or reports which shall be furnished to it by any such actuary, accountant, attorney or other specialist.

Expenses of Committee	SECTION 7.6 The members of the Committee shall serve without compensation for services as such, but their reasonable expenses shall be paid by the Participating Employers. The Committee’s expenses, together with all other reasonable expenses of administering the Plan and Trust, shall be paid by the Participating Employers, to the extent not paid from the Trust Fund, including, but not limited to, fees of actuaries, accountants, attorneys, and other specialists.

Duties of Fiduciaries	SECTION 7.7 All fiduciaries under the Plan and Trust shall act solely in the interests of the Participants and their Beneficiaries and in accordance with the terms and provisions of the Plan and Trust insofar as such documents are consistent with ERISA, and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. Any person may serve in more than one fiduciary capacity with respect to the Plan and Trust.

Liability of Members	SECTION 7.8 No member of the Committee shall incur any liability for any action or failure to act, excepting only liability for his own breach of fiduciary duty. To the extent not covered by insurance, the Participating Employers shall indemnify each member of the Committee and any employee acting on its behalf against any and all claims, loss, damages, expense, and liability arising from any action or failure to act.

Allocation of Responsibility	SECTION 7.9 The Board, Committee, Investment Manager and Trustee possess certain specified powers, duties, responsibilities and obligations under the Plan and Trust. It is intended under this Plan and Trust that each will be responsible solely for the proper exercise of its own functions and that each shall not be responsible for any act or failure to act of another, unless otherwise responsible for a breach of its own fiduciary duty. Generally, the Board shall be responsible for appointing the Committee, the Investment Manager and the Trustee and for their removal, and for amending and terminating the Plan and Trust. The Committee is responsible for administering the Plan as described herein. The Trustee or the Investment Manager, as the case may be, is responsible for the management and control of the Trust Fund assets which may be under its control as specifically provided in the trust agreement or investment manager agreement. The Board and Committee may designate persons, including committees, other than named fiduciaries to carry out fiduciary responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of ERISA under the Plan.

Claims Review Procedure	SECTION 7.10 The Committee shall maintain a procedure under which any Participant or Beneficiary may assert a claim for benefits under the Plan. Any such claim shall be submitted in writing to the Committee within such reasonable period as the rules of the Committee may provide. The Committee shall take action on the claim within 60 days following its receipt and if it is denied shall at such time give the claimant written notice which clearly sets forth the specific reason or reasons for such denial, the specific Plan provision or provisions on which the denial is based, any additional information necessary for the claimant to perfect the claim, if possible, an explanation of why such additional information is needed, and an explanation of the Plan’s claims review procedure. The review procedure shall allow a claimant at least 60 days after receipt of the written notice of denial to request a review of such denied claim, and the Committee shall make its decision based on such review within 60 days (120 days if special circumstances require more time) of its receipt of the request for review. The decision on review shall be in writing and shall clearly describe the reasons for the Committee’s decision.

ARTICLE VIII
Amendments

     The Board reserves the right to make from time to time any amendment to this Plan which does not cause any part of the Trust Fund to be used for, or diverted to, any purpose other than the exclusive benefit of Participants, Former Participants or their Beneficiaries, provided however, that the Board may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with applicable laws.

ARTICLE IX
Successor Participating Employer and Merger
or Consolidation of Plans

Successor Participating Employer	SECTION 9.1 In the event of the dissolution, merger, consolidation or reorganization of a Participating Employer, provision may be made by which the Plan and Trust will be continued by the successor, and, in that event, such successor shall be substituted for the Participating Employer under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties and responsibilities of the Participating Employer under the Plan.

Plan Assets	SECTION 9.2 In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets or liabilities of the Trust Fund to, another trust fund held under any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of this Plan, the assets of the Trust Fund applicable to such Participants shall be transferred to the other trust fund only if:

(a) each Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated);

(b) resolutions of the Board of Directors of the Employer under this Plan, or of any new or successor employer of the affected Participants, shall authorize such transfer of assets; and, in the case of the new or successor employer of the affected Participants, its resolutions shall include an assumption of liabilities with respect to such Participants’ inclusion in the new employer’s plan; and

(c) such other plan and trust are qualified under sections 401(a) and 501(a) of the Code.

ARTICLE X
Plan Termination

Right to Terminate	SECTION 10.1 In accordance with the procedures set forth in this Article, and consistent with applicable law, the Board may terminate the Plan at any time. In the event of the dissolution, merger, consolidation or reorganization of the Employer, the Plan shall terminate and the Trust Fund shall be liquidated unless the Plan is continued by a successor to the Employer in accordance with Section 9.1.

Partial Termination	SECTION 10.2 Upon termination of the Plan with respect to a group of Participants which constitutes a partial termination of the Plan, the accounts of all affected Participants shall become fully vested. The Trustee shall, in accordance with the directions of the Committee, allocate and segregate for the benefit of the Participants or Former Participants with respect to which the Plan is being terminated the proportionate interest of such persons in the Trust Fund. The funds so allocated and segregated shall be used by the Trustee to pay benefits in accordance with Section 10.3.

Liquidation of the Trust Fund	SECTION 10.3 Upon termination of the Plan, by written notice or in actual operation, the accounts of all Participants affected thereby shall become fully vested, and the Committee shall direct the Trustee to distribute the assets remaining in the Trust Fund, after payment of any expenses properly chargeable thereto, to Participants and Beneficiaries in proportion to their respective account balances in accordance with the modes of distribution provided in Article V.

To the extent that no discrimination in value results, any distribution after termination of the Plan may be made, in whole or in part, in cash, in securities, or other assets in kind, as the Committee pursuant to the provisions of Section 5.5 may determine. All non-cash distributions shall be valued at fair market value.

ARTICLE XI
Top-Heavy Provisions

Rules to Apply if Plan Top-Heavy	SECTION 11.1 This Article XI does not apply to any Plan Year in which the Plan consists solely of a cash or deferred arrangement which meets the safe harbor requirements of Code section 401(k)(12) and the matching contribution requirements of Code section 401(m)(11) are satisfied. In all other cases and notwithstanding any other relevant provision of this Plan to the contrary, the following rules will apply for any Plan Year that the Plan becomes “top-heavy” (as defined in Section 11.2):

(a) Vesting. Vesting will remain at 100 percent at all times.

(b) Minimum Contributions. For each top-heavy Plan Year the minimum contribution allocated in the aggregate to the Employee and Employer Contribution Accounts of each non-key employee (as defined in Code section 416(i)(2)) shall be equal to or greater than the lesser of the following amounts:

(i) 3 percent of such non-key employee’s compensation; or

     (ii)  the highest percentage-of- compensation allocation made by or on behalf of any key employee (as defined in Code section 416(i)(1)). Such allocation shall be made without regard to the number of Hours of Service or the compensation level of the non-key employee for the top-heavy Plan Year.

Top Heavy Definition	SECTION 11.2 For purposes of this Section, the Plan will be considered “top-heavy” if on any given determination date (the last day of the preceding Plan Year or, in the case of the Plan’s first year, the last day of such Year) the sum of the account balances (including Employer Contribution Accounts, Employee Contribution Accounts and Rollover Accounts from related plans) for key employees is more than 60 percent of the sum of the account balances of all employees, excluding former key employees. The present values of accrued benefits and the amounts of account balances of an Employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any Plan aggregated with the Plan under section 416 (g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated Plan which, had it not been terminated, would have been aggregated with the Plan under section 416 (g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than a separation form service, death, or disability, this provision shall be applied by substituting a “5-year period” for “1-year period.” The accrued benefits and account of any individual who has not performed services for the Employer during the 1-year period ending on the determination date shall not be taken into account.

Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416 (c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.

In making the top-heavy calculation, (a) all the Participating Employers’ plans in which a key employee participates shall be aggregated with all other Participating Employer plans which enable a plan in which a key employee participates to satisfy the Code’s non-discrimination requirements; and (b) all Participating Employer plans not included in subparagraph (a), above, may be aggregated with the Participating Employers’ plans included in subparagraph (a), above, if all of the aggregated plans would be comparable and satisfy the Code’s non-discrimination requirements.

Key Employee Definition	SECTION 11.3 Key Employee means any Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having Annual Compensation greater than $130,000 (as adjusted under section 416 (i)(1) of the Code for Plan Years beginning after December 31, 2002), a five-percent (5%) Owner of the Employer, or a one-percent (1%) Owner of the Employer having annual Compensation of more than $150,000. For this purposes, Annual Compensation means compensation within the meaning of section 415 (c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with section 416 (i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

Relationship of the Normal and the Top-Heavy Vesting Schedules	SECTION 11.4 If the Plan’s top-heavy status changes and this change alters the Plan’s normal vesting schedule, no Participant’s vested accrued benefit immediately prior to such change in status shall be diminished on account of the change in the vesting schedule. In addition, the vesting for each Participant in the Plan at the time of the change in status shall be determined under whichever schedule provides the greatest vested benefit at any particular point in time.

Participation in Other Plans	SECTION 11.5 A non-key employee who participates in both this Plan and another top-heavy plan maintained by the Employer shall not be entitled to receive minimum benefits and/or minimum contributions under all such plans. If the other plan is a defined contribution plan, the minimum contribution required shall be satisfied if the total contributions to both plans satisfy the minimum contribution requirement. If the other plan is a defined benefit plan, the minimum shall be satisfied in the defined benefit plan by accruing a minimum benefit of 2 percent of compensation for each Year of Eligibility Service up to a maximum of ten Years of Eligibility Service.

ARTICLE XII
Miscellaneous

Nonguarantee of Employment	SECTION 12.1 Nothing contained in this Plan shall be construed as a contract of employment between a Participating Employer and any Employee, or as a right of any Employee to be continued in the employment of a Participating Employer, or as a limitation on the right of a Participating Employer to discharge any of its Employees, with or without cause.

Right to Trust Assets	SECTION 12.2 No Participant, Former Participant or Beneficiary shall have any right to, or interest in, any assets of the Trust Fund upon termination of employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such Participant, Former Participant or Beneficiary out of the assets of the Trust Fund. All payments of benefits provided for in this Plan shall be made solely out of the assets of the Trust Fund.

Nonalienation of Benefits	SECTION 12.3 Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which arises from the Participant’s bankruptcy, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Trust Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder. Nothing in this Section shall preclude payment of Plan benefits pursuant to a qualified domestic relations order as defined in Code section 414(p).

Discontinuance of Employer Contributions	SECTION 12.4 In the event of the permanent discontinuance of contributions to the Plan by the Participating Employers, the accounts of all Participants shall, as of the date of such discontinuance, become fully vested and nonforfeitable.

Governing Law	SECTION 12.5 To the extent not preempted by federal law, this Plan shall be interpreted and enforced in accordance with the laws of the State of New York.

PART II: TRUST AGREEMENT

ARTICLE I
General Duties Of The Parties

General Duties Of Employer	SECTION l.l The Employer shall provide the Trustee with certified copies of all Plan amendments promptly upon their adoption and shall certify to the Trustee the names and specimen signatures of the members of the Pension and Profit Sharing Plan Committee (the “Committee”) then acting who have authority to control and manage the operation and administration of the Plan. The Employer shall make its contributions as the same may be appropriated by due corporate action, which contributions may be in cash, Participating Employer stock or in other property acceptable to the Trustee. The Employer shall keep accurate books and records with respect to its employees and their compensation.

Funding Policy	SECTION l.2 From time to time the Committee shall communicate in writing to the Trustee and to any Investment Manager who may be acting pursuant to Section 2.2 the current funding policy and method that have been established to carry out the objectives of the Plan.

General Duties Of Trustee	SECTION l.3 The Trustee shall hold all of Trustee property received by of Trustee it hereunder, which, together with the income and gains therefrom and additions thereto, shall constitute the Trust Fund. Except as otherwise hereinafter provided, the Trustee shall manage, invest and reinvest the Trust Fund, collect the income thereof, and make payments therefrom, all as hereinafter provided. The Trustee shall be responsible only for the property actually received by it hereunder. It shall have no duty or authority to compute any amount to be paid to it by the Employer or to bring any action or proceeding to enforce the collection from the Employer of any contribution to the Trust Fund.

ARTICLE II

Investment, Administration And
Disbursement Of Trust Fund

Investment of Trust Fund	SECTION 2.l The Trust Fund may be invested, in accordance with the procedures prescribed by Section 2.2, in any property, real, personal or mixed, wherever situated, and whether or not productive of income or consisting of wasting assets, including, without limitation, common and preferred stocks, bonds, notes, debentures and financial futures and options (including convertible stocks and securities and stock or securities of the Employer or an Affiliated Company), leaseholds, mortgages (including, without limitation, any collective or part interest in any bond and mortgage or note and mortgage), certificates of deposit, demand or time deposits (including any such deposit with any bank serving as trustee hereunder), shares of investment companies and mutual funds, interests in partnerships and trusts, insurance policies and contracts, and oil, mineral or gas properties, royalties, interests or rights (including equipment pertaining thereto), without being limited to the classes of property in which trustees are authorized to invest trust funds by any law, or any rule of court, or of any state and without regard to the proportion any such property may bear to the entire amount of the Trust Fund, provided, however, that investments shall be so diversified as to minimize the risk of large losses unless under the circumstances it is clearly prudent not to do so, in the sole judgment of the person who is directing the investment of the Trust under the provisions of Section 2.2, or in the sole judgment of the Trustee if it is managing the Trust Fund under such provisions. Any property at any time received by the Trustee may be retained in the Trust Fund. To the extent the Trustee is managing the Trust Fund under such provisions, the Trustee may invest and reinvest all or any portion of the Trust Fund collectively with funds of other pension and profit-sharing trusts exempt from tax under Section 501(a) of the Internal Revenue Code of 1986 by reason of qualifying under Section 401(a) of said Code (as such Sections may be renumbered, amended or reenacted) either in short term obligations selected by the Trustee or by investment collectively with such other funds through the medium of one or more of any other common, collective or commingled trust fund which has been or may hereafter be established and maintained by it. To the extent of investment in such a pooled fund or group trust, the terms of the instrument or instruments establishing such trust fund or funds, as amended from time to time, are made part of this Agreement so long as any portion of the Trust Fund shall be invested through the medium thereof. With respect to any portion of the Trust Fund which is under the management of an Investment Manager as provided in Section 2.2, such Investment Manager may by written authorization delegate to the Trustee authority to invest any specified portion thereof, in the Trustee’s sole discretion, in short term obligations, either separately or by investment collectively with such other funds, including without limitation collective investment in short term obligations through the medium of one or more such common, collective or commingled trust funds. Any such collective investment shall be managed by the Trustee in its sole discretion.

When so directed in accordance with the provisions of Section 2.2, or in the discretion of the Trustee if it is managing the Trust Fund under such provisions, the Trustee shall have power —

(a) To sell or exchange any property at public or private sale for cash or on credit and to grant options for the purchase or exchange thereof;

(b) To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan relating to any property held in the Trust Fund, and to consent to or oppose any such plan or any action thereunder, or any contract, lease, mortgage, purchase, sale or other action by any person or corporation;

(c) To exercise conversion and subscription rights pertaining to any property held in the Trust Fund;

(d) To extend the time of payment of any obligation held in the Trust Fund;

(e) To enter into stand-by agreements for future investment, either with or without a stand-by fee;

(f) To hold uninvested, without liability for interest thereon, any moneys received by the Trustee until the same shall be reinvested or disbursed; and

(g) For the purpose of the Trust, to borrow money from others, to issue its promissory note or notes therefor, and to secure the repayment thereof by pledging any property in its possession; provided, however, that no such loan or advance shall be made by the Trustee hereunder other than temporary advances to the Trust Fund, on a cash or overdraft basis, on which no interest is payable.

Direction of Investment	SECTION 2.2 The Committee shall from time to time specify by written notice to the Trustee whether the investment of the Trust Fund, in the manner provided in Section 2.l, shall be managed by the Trustee, the Plan participants or shall be directed by one or more investment managers (“Investment Managers”) appointed by the Board, or whether the Trustee, the participants and one or more Investment Managers are to participate in investment management and if so, how the investment responsibility is to be divided with respect to assets, classes of assets or separate investment funds specified and defined in such notice. Any such Investment Manager shall either (i) be registered as an investment adviser under the Investment Advisers Act of 1940, (ii) be a bank, as defined in that Act or (iii) be an insurance company qualified to perform investment management services under the laws of more than one state. If investment of the Trust Fund is to be directed in whole or in part by an Investment Manager, the Trustee shall be given copies of the instruments appointing the Investment Manager and evidencing his acceptance of such appointment and acknowledgement that he is a fiduciary of the Plan, and a certificate evidencing the Investment Manager’s registration under said Act. The Trustee may continue to rely upon such instruments and certificate until otherwise notified in writing by the Committee.

The Trustee shall follow the directions of the Investment Manager or the participants, as the case may be, regarding the investment and reinvestment of the Trust Fund, or such portion thereof as shall be under management by the Investment Manager or the participants, and shall be under no duty or obligation to review any investment to be acquired, held or disposed of pursuant to such directions nor to make any recommendations with respect to the disposition or continued retention of any such investment. The Trustee shall have no liability or responsibility for acting without question on the direction of, or failing to act in the absence of any direction from, the Investment Manager or the participants, unless the Trustee knows that by such action or failure to act it will be participating in a breach of fiduciary duty by the Investment Manager.

The Investment Manager at any time and from time to time may issue orders for the purchase or sale of securities directly to a broker, and in order to facilitate such transaction the Trustee upon request shall execute and deliver appropriate trading authorizations. Written notification of the issuance of each such order shall be given promptly to the Trustee by the Investment Manager, and the execution of each such order shall be confirmed to the Trustee by the broker. Such notification shall be authority for the Trustee to pay for securities purchased against receipt thereof and to deliver securities sold against payment therefor, as the case may be.

In the event that an Investment Manager should resign or be removed by the Employer, the Trustee shall manage the investment of the Trust Fund pursuant to Section 2.l unless and until it shall be notified of the appointment of another Investment Manager as provided in Section 2.2.

Voting of Securities	SECTION 2.3 The Trustee shall have power in its discretion to exercise all voting rights with respect to any investment held in the Trust Fund and to grant proxies, discretionary or otherwise, with respect thereto, except that, at any time when an Investment Manager shall be acting as provided in Section 2.2, the Trustee shall not exercise its discretion with respect to voting any securities under management of such Investment Manager but shall send such Investment Manager all proxies and proxy materials relating to such securities, signed by the Trustee without indication of voting preference, and the Investment Manager shall exercise all voting rights with respect thereto. In addition, the Trustee shall vote ESOP Stock only in accordance with the directions of participants as provided in Section 6.8 of the Plan.

Administrative Powers of Trustee	SECTION 2.4 The Trustee shall have power in its discretion —

(a) To cause any investment to be registered and held in the name of one or more of its nominees, or one or more nominees of any system for the central handling of securities, without increase or decrease of liability;

(b) To collect and receive any and all money and other property due to the Trust Fund and to give full discharge therefor;

(c) To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust; to commence or defend suits or legal proceedings to protect any interest of the Trust; and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal;

(d) To organize under the laws of any state a corporation for the purpose of acquiring and holding title to any property which it is authorized to acquire under this Agreement and to exercise with respect thereto any or all of the powers set forth in this Agreement;

(e) To manage, operate, repair, improve, develop, preserve, mortgage or lease for any period any real property or any oil, mineral or gas properties, royalties, interests or rights held by it directly or through any corporation, either alone or by joining with others, using other Trust assets for any of such purposes; to modify, extend, renew, waive or otherwise adjust any or all of the provisions of any such mortgage or lease; and to make provision for amortization of the investment in or depreciation of the value of such property; and

(f) Generally to do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust Fund.

Trustee’s Authority	SECTION 2.5 Persons dealing with the Trustee shall be under no obligation to see to the proper application of any money paid or property delivered to the Trustee or to inquire into the Trustee’s authority as to any transaction.

Payments and Distributions from to Trust Fund	SECTION 2.6 The Trustee shall make such payments and distributions from the Trust Fund at such time or times and such person or persons, including a paying agent or agents designated by the Committee or the Committee as paying agent, as the Committee shall direct in writing. Any cash or property so paid or delivered to any paying agent shall be held in trust by such payee until disbursed in accordance with the Plan. Upon written direction by the Committee, the Trustee shall transfer and deliver such part of the Trust Fund as may be specified in such direction to any other trust established for the purpose of funding benefits under the Plan or under any other plan, qualifying under Section 401 of the Internal Revenue Code of 1986, established for the benefit of participants in the Plan or their beneficiaries by the Employer or any successor or transferee thereof; provided such transfer shall be in conformity with the requirements of Federal law. Neither during the existence nor upon the discontinuance of the Plan shall any part of the Trust Fund be used for or diverted to purposes other than for the exclusive benefit of the employees of the Employer or their beneficiaries, except as provided in Section 7.2. Any written direction of the Committee shall constitute a certification that the distribution or payment so directed is one which the Committee is authorized to direct.

The Trustee may make any distribution or payment required to be made by it hereunder by mailing its check for the specified amount, or delivering the specified property, to the person to whom such distribution or payment is to be made, at such address as may have been last furnished to the Trustee, or if no such address shall have been so furnished, to such person in care of the Employer or the Committee, or (if so directed by the Committee) by crediting the account of such person or by transferring funds to such person’s account by bank wire or transfer.

ARTICLE III
For Protection Of Trustee

Composition Of Committee	SECTION 3.l Until notified pursuant to Section l.l hereof that any Committee member has ceased to act, the Trustee may continue to rely on the authority of such member. If at any time the full number of Committee members provided for in the Plan has not been designated by the Employer, the member or members acting at such time shall be deemed to be the Committee, or if at any time there is no member of the Committee, the Board of Directors of the Employer shall be deemed to be the Committee.

Evidence of Action Trustee by Employer or Committee	SECTION 3.2 The Committee shall certify to the the name or names of any person or persons authorized to act for the Committee. Until the Committee notifies the Trustee that any such person is no longer authorized to act for the Committee, the Trustee may continue to rely on the authority of such person.

The Trustee may rely upon any certificate, notice or direction purporting to have been signed on behalf of the Committee which the Trustee believes to have been signed by the Committee or the person or persons authorized to act for the Committee. The Trustee may rely upon any certificate, notice or direction of the Employer which the Trustee believes to have been signed by a duly authorized officer or agent of the Employer.

Communications to the Trustee shall be sent to the Trustee’s office or to such other address as the Trustee may specify. No communication shall be binding upon the Trust Fund or the Trustee until it is received by the Trustee.

Communications to the Committee or to the Employer shall be sent to the Employer’s principal office or to such other address as the Employer may specify.

Advice of Counsel or Committee	SECTION 3.3 The Trustee may consult with any legal counsel, including counsel to the Employer or the Committee, with respect to the construction of this Agreement, its duties hereunder, or any act which it proposes to take or omit.

Miscellaneous	SECTION 3.4 The Trustee shall discharge its duties hereunder with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Trustee shall not be liable for any loss sustained by the Trust Fund by reason of the purchase, retention, sale or exchange of any investment in good faith and in accordance with the provisions of this Agreement and of any applicable Federal law.

The Trustee’s duties and obligations shall be limited to those expressly imposed upon it by this Agreement, notwithstanding any reference to the Plan.

The Employer, the Committee or both at any time may employ as agent (to perform any act, keep any records or accounts, or make any computations required of the Employer or the Committee by this Agreement or the Plan) the corporation serving as Trustee hereunder. Nothing done by said corporation as such agent shall affect its responsibility or liability as Trustee hereunder.

ARTICLE IV
Taxes, Expenses And Compensation Of Trustee

Taxes	SECTION 4.l The Trustee shall deduct from and charge against the Trust Fund any taxes on the Trust Fund or the income thereof or which the Trustee is required to pay with respect to the interest of any person therein.

Expenses and Compensation	SECTION 4.2 The Trustee shall provide its services without compensation for its services as Trustee provided that its reasonable expenses may be paid from the Trust Fund to the extent not paid by the Employer.

ARTICLE V
Settlement Of Accounts/Enforcement Of Trust/
Legal Proceedings

Settlement of Accounts of Trustee and Committee	SECTION 5.l The Trustee shall keep full accounts of all of its receipts and disbursements. Its financial statements, books and records with respect to the Trust Fund shall be open to inspection by the Employer or the Committee or their representatives at all reasonable times during business hours of the Trustee and may be audited not more frequently than once in each fiscal year by an independent certified public accountant engaged by the Committee.

Within 90 days after the close of each year, or any termination of the duties of the Trustee, the Trustee shall prepare, sign and mail to the Employer an account of its acts and transactions as Trustee hereunder. If the Employer finds the account to be correct, the Employer shall so inform the Trustee in writing, whereupon the account shall become an account stated as between the Trustee and the Employer. If within 90 days after receipt of the account or any amended account the Employer has not indicated its acceptance in writing to the Trustee, nor filed with the Trustee notice of any objection to any act or transaction of the Trustee, the account or amended account shall become an account stated as between the Trustee and the Employer. If any objection has been filed, and if the Employer is satisfied that it should be withdrawn or if the account is adjusted to its satisfaction, the Employer shall in writing filed with the Trustee signify its approval of the account and it shall become an account stated as between the Trustee and the Employer.

When an account becomes an account stated, such account shall be finally settled, and the Trustee shall be completely discharged and released, as if such account had been settled and allowed by a judgment or decree of a court of competent jurisdiction in an action or proceeding in which the Trustee and the Employer were parties.

The Trustee, the Committee or the Employer shall have the right to apply at any time to a court of competent jurisdiction for judicial settlement of any account of the Trustee not previously settled as hereinabove provided. In any such action or proceeding it shall be necessary to join as parties only the Trustee, the Committee and the Employer (although the Trustee may also join such other parties as it may deem appropriate), and any judgment or decree entered therein shall be conclusive.

Insofar as any account reflects anything done or omitted by the Committee, such account may be adopted by the Committee by being signed by two of its members. The Committee may also render supplementary or separate accounts of its proceedings to the Employer. All provisions of this Section respecting settlement of the accounts of the Trustee shall prevail with respect to accounts of the Committee with the same force and effect as if the Committee were named wherever the Trustee is named in this Section.

Determination of Interests under Plan or in Trust Fund/Enforcement of Trust/Legal Proceedings	SECTION 5.2 The Committee shall have authority to determine the interests of all persons in the Trust Fund or under the Plan, and the Trustee shall have no duty to question any direction given by the Committee to the Trustee. The Employer and the Committee shall have authority, either jointly or severally, to enforce this Agreement on behalf of all persons claiming any interest in the Trust Fund or under the Plan.

ARTICLE VI
Resignation And Removal Of Trustee

Resignation of Trustee	SECTION 6.l The Trustee may resign at any time by filing with the Employer its written resignation. Such resignation shall take effect 60 days from the date of such filing or upon appointment of a successor pursuant to Section 6.3, whichever shall first occur.

Removal of Trustee	SECTION 6.2 The board of directors of the Employer may remove the Trustee at any time by delivering to the Trustee a written notice of its removal and an appointment of a successor pursuant to Section 6.3. Such removal shall not take effect prior to 60 days from such delivery unless the Trustee agrees to an earlier effective date.

Appointment of Successor Trustee	SECTION 6.3 The appointment of a successor to the Trustee shall take effect upon delivery to the Trustee of (a) an instrument in writing appointing such successor, executed by the Employer, and (b) an acceptance in writing, executed by such successor, both acknowledged in the same form as this Agreement. The Employer shall send notice of such appointment to each member of the Committee.

All of the provisions set forth herein with respect to the Trustee shall relate to each successor with the same force and effect as if such successor had been originally named as Trustee hereunder.

If a successor is not appointed within 60 days after the Trustee gives notice of its resignation pursuant to Section 6.l, the Trustee or the Committee may apply to any court of competent jurisdiction for appointment of a successor.

Transfer of Fund to Successor	SECTION 6.4 Upon the resignation or removal of the Trustee and appointment of a successor, and after the final account of the Trustee has been settled as provided in Article V, the Trustee shall transfer and deliver the Trust Fund to such successor.

ARTICLE VII
Duration And Termination Of Trust—Amendment

Duration and Termination	SECTION 7.l This Trust shall continue for such time as may be necessary to accomplish the purpose for which it was created but may be terminated at any time by the Employer by action of its board of directors. Notice of such termination shall be given to the Trustee by an instrument in writing executed by the Employer and acknowledged in the same form as this Agreement, together with a certified copy of the resolution of the board of directors of the Employer authorizing such termination. The Employer shall send a copy of such notice to each member of the Committee.

Distribution upon Termination	SECTION 7.2 If this Trust is terminated, the Trustee upon the written direction of the Committee shall liquidate the Trust Fund to the extent required for distribution and, after its final account has been settled as provided in Article V, shall distribute the net balance thereof to such person or persons, at such time or times and in such proportions and manner as may be directed by the Committee, or in the absence of such direction, as may be directed by a judgment or decree of a court of competent jurisdiction. Upon making such distributions, the Trustee shall be relieved from all further liability. The powers of the Trustee hereunder shall continue so long as any assets of the Trust Fund remain in its hands.

Amendment	SECTION 7.3 By an instrument in writing delivered to the Trustee executed pursuant to the order of the Employer’s board of directors and acknowledged in the same form as this Agreement, the Employer shall have the right at any time and from time to time to amend this Agreement in whole or in part except that the duties and responsibilities of the Trustee shall not be increased without the Trustee’s written consent; provided, however, that no such amendment shall divert any part of the Trust Fund to purposes other than the exclusive benefit of the employees of the Employer or their beneficiaries. The Employer shall send a copy of any such amendment to each member of the Committee. Any such amendment shall become effective upon (a) delivery to the Trustee of the written instrument of amendment, together with a certified copy of the resolution of the board of directors authorizing such amendment, and (b) endorsement by the Trustee on such instrument of its receipt thereof, together with its consent thereto, if such consent is required.

ARTICLE VIII
Miscellaneous

Governing Law	SECTION 8.l This Agreement and the Trust hereby created shall be construed and regulated by the laws of the State of New York, except as such laws are superseded by the Employee Retirement Income Security Act of 1974.

Reorganization of Trustee	SECTION 8.2 Any corporation into which the Trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger, reorganization or consolidation to which the Trustee may be a party, or any corporation to which all or substantially all the pension trust business of the Trustee may be transferred, shall be the successor of the Trustee hereunder, without the execution of any instrument or the performance of any further act.

     IN WITNESS WHEREOF, the Employer has adopted the Plan and Trust and has caused its duly authorized officer to execute this Plan document and Trust Agreement on its behalf this 10th day of May, 2002.

CHEMUNG CANAL TRUST COMPANY

By: Jan P. Updegraff

Title: President and Chief Executive Officer

     The Trustee agrees to serve as Trustee in accordance with the provisions of Part II of this document and has caused its duly authorized officer to execute this document on its behalf this 10th day of May, 2002.

CHEMUNG CANAL TRUST COMPANY

By: Jerome F. Denton

Title: Executive Vice President - Trustee

Appendix A

INVESTMENT FUNDS

✓ Chemung Canal Trust Company (“CCTC”) Short-Term Bond Fund

✓ CCTC Core Bond Fund

✓ CCTC Growth & Income Fund

✓ CCTC Core Growth Fund

✓ CCTC Common Stock Fund